Exhibit 3.1

REGISTERED OFFICE CERTIFICATE

OF

SILEXION THERAPEUTICS CORP
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Registered Office of Silexion Therapeutics Corp (the “Company”) DO HEREBY CERTIFY that the following is a true extract of the ordinary resolution passed at the extraordinary general meeting by the shareholders of the Company dated May 5th 2026, effective 28 May 2026 and that such resolution has not been modified.

“Reverse Share Split Proposal

RESOLVED, as an ordinary resolution, that, subject to the determination, confirmation and approval of the board of directors of the Company that this resolution is an effective means of maintaining compliance with the minimum bid price requirement for the continued listing of the ordinary shares of the Company on the Nasdaq Capital Market, the authorized share capital of the Company (after increase pursuant to the adoption of the Authorized Share Capital Increase Proposal at the Meeting) be consolidated at a ratio of 1-for-10 (subject to reduction of that ratio to the extent needed to maintain a sufficient number of publicly held shares as required under the Nasdaq listing rules) as follows:

from US$796,500 divided into 59,000,000 ordinary shares of a par value of US$0.0135 each,

to US$796,500 divided into 5,900,000 ordinary shares of a par value of US$0.135 each by

(a) the consolidation of all issued ordinary shares (as of April 7, 2026, 4,074,710 issued shares) of a par value of US$0.0135 into issued ordinary shares (based on the number of issued shares as of April 7, 2026, 407,471 issued ordinary shares) of a par value of US$0.135, and

(b) the consolidation of all unissued ordinary shares (as of April 7, 2026, as adjusted to reflect an increase due to the adoption of the Authorized Share Capital Increase Proposal at the meeting, 54,925,290 unissued shares) of a par value of US$0.0135 into unissued ordinary shares (as of April 7, 2026 and following the adoption of the Authorized Share Capital Increase Proposal at the meeting, 5,492,529 unissued shares) of a par value of US$0.135.”

/s/ Melanie Whittaker
Melanie Whittaker
for and on behalf of
Conyers Trust Company (Cayman) Limited
Registered Office

Dated this 28th day of May 2026